EXHIBIT 99.1

[Form of Notice of Stock Option Grant under Mueller Water Products, Inc. 2006 Stock Incentive Plan]

MUELLER WATER PRODUCTS, INC.

2006 STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Unless otherwise defined herein, the terms defined in the Mueller Water Products, Inc. 2006 Stock Incentive Plan (the “Plan”) shall have the same defined meanings in this Notice of Stock Option Grant (“Notice of Grant”).

[Optionholder’s Name and Address]

The person named above (the “Optionholder”) has been granted an option (the “Option”) to purchase shares of Common Stock of Mueller Water Products, Inc. (the “Company”), subject to the terms and conditions of the Plan, this Notice of Grant, and the Stock Option Agreement (attached hereto as Exhibit A-1), as follows:

Grant Number:

Date of Grant:

Vesting Commencement Date:

Exercise Price per Share:	$

Total Number of Shares Granted:

Total Exercise Price:	$

Type of Option (check one):                              ☐  Incentive Stock Option  ☐  Nonstatutory Stock Option

Term/ Expiration Date:                                         Not later than ________ ___, 20__

Payment:

By one or a combination of the following items (as described in greater detail in the Stock Option Agreement and the Plan):

☐            By cash or check

☐            By a “same day sale” arrangement

☐            By delivery of other shares of Common Stock

Vesting Schedule:

This Option may be exercised, in whole or in part, in accordance with the following schedule:

The shares of Common Stock subject to the Option shall vest as follows: __________; subject to the Optionholder’s Continuous Service with the Company on such dates.  If, on any vesting date, this Vesting Schedule would result in the vesting of a fraction of a share, such fraction shall be rounded down to the nearest whole share.

The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Notice of Grant, the Stock Option Agreement, and the Plan, both of which are made a part of this document.  The Optionholder has reviewed the Plan, the Notice of Grant and the Stock Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice of Grant.  Optionholder further acknowledges that as of the Date of Grant, this Notice of Grant, the Stock Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder, and (ii) the following agreements only:

Other Agreements (if any): __________________________.

The Optionholder acknowledges that if no other agreements are listed above, no other agreements on the subject hereof exist.  By signing the Notice of Grant, the Optionholder agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors (or any Committee to whom the Board has delegated administration of the Plan) upon any questions relating to the Plan, the Notice of Grant and the Option Agreement.

The Optionholder further acknowledges by his or her signature below that he or she has selected one of the designated alternatives for the receipt of the prospectus for the Plan (the “Prospectus”) and other communications relating to the Plan and the Option.  The Optionholder understands that if he or she does not select any of the alternatives listed below, the Optionholder will generally receive all such materials and communications by mail.  Regardless of the alternative chosen by the Optionholder, the Optionholder agrees it is his or her responsibility to notify the Company as to his or her mailing address so that the Optionholder may receive any stockholder information to be delivered by mail.

The Optionholder should check only one of the following alternatives:

The Optionholder wishes to receive all communications regarding his or her Option, including the Prospectus, by electronic delivery through access on the Company’s Internet site at                                                . The Optionholder represents that he or she has the ability to, and understands how to, easily and regularly access this site.

The Optionholder will pick up communications regarding his or her Option, including the Prospectus, at a local Company site.

The Optionholder wishes the Company to mail to him or her any communications regarding his or her Option, including the Prospectus.

OPTIONHOLDER:	MUELLER WATER PRODUCTS, INC.

(Signature)	(Signature)

(Print Name)	(Print Name and Title)

(Date)	(Date)

EXHIBIT A-1

MUELLER WATER PRODUCTS, INC.

2006 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

1.             Grant of Option.  The Company hereby grants to the Optionholder named in the Notice of Grant attached to this Agreement (the “Optionholder”) an option (the “Option”) to purchase the number of shares of Common Stock (“Shares”), as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan, which is incorporated by reference into this Stock Option Agreement (the “Option Agreement”), the Option Agreement and the Notice of Grant.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code.  However, if this Option is intended to be an Incentive Stock Option, to the extent that the aggregate Fair Market Value of the Common Stock subject to the the Option (as determined at the time of grant) exceeds the $100,000 rule of Code Section 422(d), it shall be treated as a Nonstatutory Stock Option (“NSO”).

2.             Exercise of Option.

(a)           Right to Exercise.  This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement.

(b)           Method of Exercise.  This Option is exercisable by delivery of an exercise notice (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan and the Option Agreement.  The Exercise Notice shall be completed by the Optionholder and delivered to the Company’s Stock Plan Administrator.  The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares.  The Optionholder shall also be required to make adequate provision for all withholding taxes relating to the exercise of the Option as a condition to the exercise of the Option.  This Option shall be deemed to be exercised only upon receipt by the Company of such fully executed Exercise Notice accompanied by the payment of such aggregate Exercise Price and arrangement for the adequate provision for the withholding taxes relating to the exercise.

(c)           Compliance.  No Shares shall be issued pursuant to the exercise of this Option unless such issuance, exercise, and the method of payment of consideration for such Shares complies with Applicable Law.  This Option may not be exercised for a fraction of a share. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionholder on the date the Option is exercised with respect to such Exercised Shares.  Notwithstanding the foregoing, the Company shall not be liable to the Optionholder for damages relating to any delays in issuing the certificates for the Exercised Shares to the Optionholder, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

3.             Method of Payment.  Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionholder:

(a)           cash or check;

(b)           consideration received by the Company under a “same day sale” program implemented by the Company in connection with the Plan; or

(c)           by delivery to the Company of other shares of Common Stock; provided, however, that if the Exercise Price of Common Stock acquired pursuant to this Option is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, the Exercise Price shall be paid only by shares of the Common Stock of the Company that have been held by the Optionholder for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).  The Optionholder may, subject to procedures satisfactory to the Board, satisfy such delivery requirement by presenting proof of beneficial ownership of such Common Stock.

4.             Period for Exercise.  Subject to the provisions of the Plan, the Notice of Grant and this Option Agreement, the Optionholder may exercise this Option as to any vested Shares at any time prior to the earliest to occur of the following:

(a)           the Term/Expiration Date set forth in the Notice of Grant;

(b)           two (2) years following the date of the Optionholder’s termination of Continuous Service as a result of death, Disability or Retirement;

(c)           three (3) months following the date of the Optionholder’s termination of Continuous Service by the Company without Cause (and other than as a result of death, Disability or Retirement) or by the Optionholder for any reason; and

(d)           the date of the Optionholder’s termination of Continuous Service by the Company for Cause.

5.             Non-Transferability of Option.  This Option may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionholder only by the Optionholder.  The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionholder.

6.             Notice of Disqualifying Disposition of ISO Shares.  If the Optionholder sells or otherwise disposes of any of the Shares acquired pursuant to an ISO (“ISO Shares”) on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, the Optionholder shall immediately notify the Company in writing of such disposition.  The Optionholder understands and agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current earnings paid to the Optionholder.

7.             Lock-Up.  By exercising the Option, the Optionholder agrees that the Company (or a representative of the underwriter(s)) may, in connection with the first underwritten registration of the offering of any equity securities of the Company under the Securities Act (and/or any underwritten registration of any securities of the Company prior to that time), require that the Optionholder not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by the Optionholder, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act.  The Optionholder further agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the

Company may impose stop transfer instructions with respect to Shares of Common Stock until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this section and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

8.             Entire Agreement; Governing Law.  The Plan and the Notice of Grant are incorporated herein by reference.  Except as expressly set forth in the Notice of Grant, the Plan, the Notice of Grant and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionholder with respect to the subject matter hereof.  The Company may amend the terms of the Option; provided that the rights under any Option shall not be materially impaired by any such amendment except by means of a writing signed by the Company and the Optionholder.  The Option is governed by the law of the State of Delaware, without regard to the principles of conflicts of law.

9.             NO GUARANTEE OF CONTINUED SERVICE.  THE OPTIONHOLDER ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE, DIRECTOR, OR CONSULTANT AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER).  THE OPTIONHOLDER FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE, DIRECTOR, OR CONSULTANT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE OPTIONHOLDER’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONHOLDER’S RELATIONSHIP (I) AS AN EMPLOYEE AT ANY TIME, WITH OR WITHOUT CAUSE; (II) AS A CONSULTANT PURSUANT TO THE TERMS OF OPTIONHOLDER’S AGREEMENT WITH THE COMPANY OR AN AFFILIATE; OR (III) AS A DIRECTOR PURSUANT TO THE BYLAWS OF THE COMPANY, AND ANY APPLICABLE PROVISIONS OF THE CORPORATE LAW OF THE STATE OR OTHER JURISDICTION IN WHICH THE COMPANY IS DOMICILED, AS THE CASE MAY BE.